Exhibit 3(i)(10)

ROSS MILLER
Secretary of State                                        Document Number
254 North Carson Street, Ste 1                            20100795321-40
Carson City, Nevada 89701-4299                            Filing Date and Time
(776) 684 5708                                            10/22/2010 8:00 AM
Website: secretaryofstate.biz                             Entity#
                                                          C14364-2004

Certificate of Amendment                                  Filed in the office of
(Pursuant to NRS 78.380)                                  /s/ Ross Miller
                                                          Ross Miller
                                                          Secretary of State
                                                          State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of Corporation:

     PTS, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     Article VI - Capital Stock. "Capital Stock

     The authorized capital stock of the Corporation is fifty Million (50,000,000), of which Forty Eight Million (48,000,000) shares with a par value of $.00001 per share shall be designated "Common Stock", and of which Two Million (2,000,000) shares with a par value of $.001 per share, shall be designated "Preferred Stock". Upon the effective date of this amendment, the Corporation will have a total of 27,769,693 shares of Common Stock issued and outstanding, 19,375 shares of Series A Preferred Stock issued and outstanding and 150,000 shares of Series D Preferred Stock issued and outstanding."

3. The vote by which the stockholders holding shares in the corporation in the corporation entitling the to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 50.1% of voting shares

4.   Effective date of filing (optional): 3/25/11
     (must be no later than 90 days after the certificate is filed)

5. Officer Signature (Required)  /s/ Marc Pintar
                               -----------------------------

* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

     This form must be accompanied by appropriate fees.